UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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AMIS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMIS HOLDINGS, INC.
2300 Buckskin Road
Pocatello, Idaho 83201
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2006
To our Stockholders:
      The Annual Meeting of Stockholders of AMIS Holdings, Inc. will be held at the Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111, on May 17, 2006 at 2:00 p.m. local time. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of eight members to our board of directors.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	Any other business that may properly come before the meeting.
      All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also authorize the voting of your shares over the Internet or by telephone as described in the instructions set forth on the proxy card. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

By order of the board of directors,

/s/ Darlene E. Gerry
Darlene E. Gerry
Secretary
Pocatello, Idaho
April 27, 2006

          WE URGE STOCKHOLDERS TO MARK, SIGN AND PROMPTLY RETURN THE
ACCOMPANYING PROXY CARD OR TO VOTE OVER THE INTERNET OR BY TELEPHONE

AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, Idaho 83201
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 17, 2006
       This Proxy Statement contains information about the Annual Meeting of Stockholders of AMIS Holdings, Inc. The meeting will be held on Wednesday, May 17, 2006, beginning at 2:00 p.m. local time, at the Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111.
      This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of AMIS Holdings, Inc. (the “Company” or “AMIS”) for use at the Annual Meeting and at any adjournment of that meeting. All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted FOR the election of each of the named nominees for director, FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm and, with respect to any other matter that may properly come before the Annual Meeting, as recommended by the board of directors or otherwise in the proxy holder’s discretion.
      A copy of our Annual Report to stockholders for the fiscal year ended December 31, 2005 is being furnished with the mailing of these proxy materials. We intend to mail these proxy materials on or about April 27, 2006.
      We will bear the costs of solicitation of proxies. In addition to this solicitation by mail, some of our directors, officers and regular employees may solicit proxies in person, by telephone, by facsimile, or by email. We will not pay our directors, officers or employees who solicit proxies any additional compensation for their solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of shares of common stock held in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
VOTING INFORMATION
Record Date
      You may vote all shares of stock of which you are the record holder as of March 21, 2006, which is the record date for the Annual Meeting. 86,642,590 shares of our common stock were outstanding on March 21, 2006. If you hold your shares in “street name,” through a bank, brokerage firm or other nominee holder, please refer to “Voting Shares Held in Street Name” below.
      Each share of our common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting.
      Your vote is important. Please take a moment to read the instructions below and choose the easiest and most convenient way to cast your vote as soon as possible.
How to Vote
      We encourage you to vote promptly. If you are the record holder of shares of our common stock, you may vote in one of the following ways:
      Voting by mail. You may vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed postage-prepaid envelope so that it is received by us before the polls close at the meeting.
      Voting by Internet. If you have Internet access, you can authorize the voting of your shares until 12:00 noon (CT) on May 16, 2006, from any location in the world by following the “Vote-by-Internet” instructions on the enclosed proxy card.

      Voting by telephone. You may authorize the voting of your shares until 12:00 noon (CT) on May 16, 2006, by following the “Vote-by-Telephone” instructions on the enclosed proxy card.
      At the Annual Meeting. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.
      Even if you mail in your proxy card or authorize the voting of your shares over the Internet or by telephone, you can still change your vote and revoke your proxy at any time before the polls close at the meeting. You can do this by taking any one of the following actions:

•	providing us with another proxy with a later date by mail, telephone or Internet so long as the proxy is received by us prior to the deadline specified above for the manner in which you choose to submit the proxy;

•	giving our secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.
      Your attendance at the meeting alone will not revoke your proxy.
Voting Shares Held in Street Name
      If the shares you own are held in “street name” by a bank, brokerage firm or other nominee holder, your bank, brokerage firm or other nominee holder is the record holder of your shares, but is required to vote your shares according to your instructions. In order to vote your shares, you must follow the directions your bank, brokerage firm or other nominee holder gives you.
      If your shares are held in street name and you want to attend the meeting, you will need documentation showing that you are the beneficial owner of the shares as of the record date. To be able to vote your shares held by a broker or other nominee on your behalf at the meeting, you will need to obtain a proxy card from your bank or brokerage firm, which is the holder of record.
Quorum
      A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting.
      All shares of common stock represented in person or by proxy at the Annual Meeting will be counted for the purpose of determining whether a quorum exists, including abstentions, votes withheld and “broker non-votes.” “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. We believe that banks, brokers and other nominee holders will have discretion to vote on the matters described in this proxy statement at the Annual Meeting.
      If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
Votes Required for Proposals
      Election of directors. Directors are elected by a plurality vote. The eight persons receiving the highest number of votes cast will be elected, regardless of whether that number represents a majority of the votes cast.
      Ratification of appointment of independent registered public accounting firm. The affirmative vote of a majority of the total number of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.
      Other matters. Generally, the affirmative vote of a majority of the total number of votes cast would be required to authorize action on any other matters properly brought before the meeting.

How Votes Will be Counted
      Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether executed by you directly or through Internet or telephonic authorization, or on a ballot voted in person at the Annual Meeting. While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining the percentage of votes cast with respect to a proposal. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Votes withheld will not be counted for the purpose of determining the outcome of any of the proposals.
      Broker non-votes are not counted for purposes of determining the percentage of votes cast with respect to a proposal and, accordingly, have no effect on the voting of a matter that requires the affirmative vote of the votes cast.
      The votes will be counted, tabulated and certified by our transfer agent and registrar, Wells Fargo Shareowner Services. A representative of Wells Fargo Shareowner Services will serve as the inspector of elections at the meeting.
Voting Results
      We expect to report the voting results in our Quarterly Report on Form l0-Q for the period ending July 1, 2006, which we expect to file with the Securities and Exchange Commission in August 2006.
Deadline for Submitting Stockholder Proposals for the 2007 Annual Meeting
      If you wish to submit a proposal for inclusion in the proxy statement for the 2007 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your stockholder proposal at our principal corporate offices in Pocatello, Idaho as set forth below no later than December 28, 2006. If you wish to submit a proposal for consideration at the 2007 Annual Meeting, you must give us notice at the address below and the proxy holders will have discretionary authority granted by the proxies to vote on the proposal and disclose in the proxy statement for the 2007 Annual Meeting how they intend to vote on the proposal. If we receive your notice later than March 13, 2007 the proxy holders will use their discretionary authority without including any disclosure of the proposal in the proxy statement for the 2007 Annual Meeting.
      Proposals should be sent to: Secretary, AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, ID 83201.
Multiple Stockholders Sharing the Same Address
      In the event that two or more stockholders share an address, we will deliver a separate copy of each proxy statement and annual report to stockholders to each stockholder at that address. If you receive multiple copies of our proxy statement and annual report to stockholders and would like to receive only one copy per household, you may make a request, in writing, to Investor Relations, AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, ID 83201, telephone: (208) 234-6045.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains information regarding the beneficial ownership of our common stock as of March 10, 2006 by (i) each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to beneficially own more than 5% of any class of our stock; (ii) each of the named executive officers identified in the summary compensation table included in this proxy statement, each of our directors and each director nominee; and (iii) all of our executive officers and directors as a group.
      Beneficial ownership is determined in accordance with SEC rules. All equity securities subject to options and warrants exercisable within 60 days after March 10, 2006, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole voting and dispositive power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, Idaho 83201.

	Shares Beneficially Owned

	Percent(1)	Number

Greater than 5% Stockholders:
Francisco Partners(2)	23.66%	20,496,580
c/o Francisco Partners, L.P.
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025
CVC(3)	23.48%	20,343,118
c/o Citigroup Venture Capital Equity Partners
399 Park Avenue, 14th Floor
New York, NY 10022
Nippon Mining(4)	9.50%	8,664,072
c/o Nippon Mining Holdings, Inc.
10-1 Toranomon 2-Chome
Minato-ku
Tokyo 105-8407 Japan
FMR Corp.(5)	8.01%	6,935,744
82 Devonshire Street
Boston, MA 02109
T. Rowe Price Associates, Inc.(6)	5.21%	4,512,275
100 East Pratt Street
Baltimore, MD 21202
Credit Suisse(7)	*	155,301
Uetlibergstrasse 231
P.O. Box 900
CH-8070 Zurich
Switzerland
Named Executive Officers and Directors:
Christine King(8)	2.35%	2,034,348
Walter Mattheus(9)	*	95,833
David Henry(10)	*	151,700
Jon Stoner(11)	*	247,332
Charlie Lesko(12)	*	137,852
David Stanton(2)	23.66%	20,496,580
Dipanjan Deb(2)	23.66%	20,496,580
Paul C. Schorr, IV	*	—
James A. Urry(3)	23.48%	20,343,118
Colin Slade(13)	*	18,125
Gregory Williams(14)	*	34,322
S. Atiq Raza(15)	*	19,062
William N. Starling, Jr.(16)	*	7,500
All executive officers and directors as a group (13 persons)	50.29%	43,585,772

*	Indicates less than 1% ownership.

(1)	Percentage of ownership is based on 86,635,524 shares of common stock outstanding as of March 10, 2006.

(2)	Shares are owned beneficially and of record by FP-McCartney, L.L.C. (“FP-McCartney”). Based on a Schedule 13G jointly filed on February 23, 2005 by FP-McCartney, Francisco Partners, L.P. (“Francisco Partners”) and Francisco Partners GP, LLC (“Francisco GP”), Francisco Partners is the managing member of FP-McCartney and Francisco GP is the general partner of Francisco Partners. The Schedule 13G identifies FP-McCartney, Citigroup, Inc., Merchant Capital, and Nippon Mining Holding, Inc. as members of a group.
       Messrs. Deb and Stanton, members of management of Francisco Partners, disclaim beneficial ownership of the shares beneficially owned by Francisco Partners and its affiliates.

(3)	Based on a Schedule 13G jointly filed on February 10, 2006, shares are beneficially owned by Citigroup Venture Capital Equity Partners, L.P. (“Equity Partners”), CVC Partners, LLC (“CVC Partners”), Citigroup Venture Capital GP Holdings, Ltd. (“CVC GP Holdings”), Court Square Capital Limited (“Court Square”), Citicorp Banking Corporation (“CBC”), and Citigroup Inc. (“Citigroup”) and all shares are subject to shared voting power and dispositive power among the reporting persons.
       The Schedule 13G also indicates the following: CVC Partners holds a general partnership interest in Equity Partners; CVC GP Holdings has a membership interest in CVC Partners; Court Square is the sole shareholder of CVC GP Holdings; CBC is the sole shareholder of Court Square; Citicorp is the sole shareholder of CBC.
       The Schedule 13G indicates that the address for each reporting person is the address indicated in the table, except that CBC’s address is One Penn’s Way, New Castle, DE 19720 and Citigroup Holdings’ address is One Rodney Square, Wilmington, DE 19899.
       Mr. Urry, a member of management of Equity Partners, Employee Fund and Executive Fund, disclaims beneficial ownership of the shares beneficially owned by these entities and their affiliates.

(4)	A Schedule 13G filed on January 11, 2006 by Nippon Mining Holdings, Inc. (“Nippon Mining”), as successor by merger to Japan Energy Electronics Materials, Inc., identifies FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC SSB Employee Fund, L.P., CVC Executive Fund LLC, Merchant Capital Inc., Nippon Mining and Thomas E. Epley as members of a group. The Schedule 13G indicates that the shares beneficially owned by Nippon Mining include 4,603,032 shares subject to an immediately exercisable warrant.

(5)	Information is based solely on a Schedule 13G filed on February 14, 2006 by FMR Corp., Edward C. Johnson 3d, and Fidelity Management & Research Company (“Fidelity”). According to the Schedule 13G, Fidelity, a wholly-owned subsidiary of FMR corp. is the beneficial owner of 6,613,144 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 6,613,144 shares owned by the funds, while sole voting power with respect to the shares resides with the funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 75,000 shares as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over these 75,000 shares and sole power to vote or to direct the voting of the shares. Fidelity International Limited (“FLL”) is the beneficial owner of 247,600 shares. The Schedule 13G indicates that FMR and FLL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. The Schedule 13G indicates that the address for each reporting person is the address indicated in the table, except that FLL’s address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(6)	Information is based solely on a Schedule 13G filed on February 13, 2006 by T. Rowe Price Associates, Inc. According to the Schedule 13G, T. Rowe Price has sole voting power with respect to 570,400 of the shares.

(7)	Information is based on a Schedule 13G filed on February 14, 2006 by Credit Suisse, a Swiss bank, on behalf of itself and its subsidiaries to the extent that they constitute the Investment Banking division. According to the Schedule 13G, Credit Suisse, together with FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/ SSB Employee Fund, L.P., CVC Executive Fund LLC, Japan Energy Electronic Materials Inc. and Thomas E. Epley (collectively, the “Other Persons”), may be deemed to be a group with respect to securities of AMIS Holdings, Inc. as a result of Merchant Capital, Inc. (“Merchant”), an indirect wholly owned subsidiary of Credit Suisse First Boston, and the Other Persons being signatories to the First Amended and Restated Shareholders Agreement dated as of September 26, 2003.

(8)	Includes 1,884,348 shares subject to options that are exercisable within 60 days of March 10, 2006.

(9)	Consists of 95,833 shares subject to options that are exercisable within 60 days of March 10, 2006.

(10)	Includes 150,000 shares subject to options that are exercisable within 60 days of March 10, 2006.

(11)	Includes 196,665 shares subject to options that are exercisable within 60 days of March 10, 2006.

(12)	Includes 135,069 shares subject to options that are exercisable within 60 days of March 10, 2006.

(13)	Consists of 18,125 shares subject to options that are exercisable within 60 days of March 10, 2006.

(14)	Consists of 34,322 shares subject to options that are exercisable within 60 days of March 10, 2006.

(15)	Consists of 19,062 shares subject to options that are exercisable within 60 days of March 10, 2006.

(16)	Consists of 7,500 shares subject to options that are exercisable within 60 days of March 10, 2006.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Credit Suisse First Boston, whose wholly-owned subsidiary, Merchant Capital, Inc. is a member of a group beneficially owning, in the aggregate, more than ten percent of our voting common stock, filed late reports on Form 4 to report five transactions that occurred on January 1, 2005, February 11, 2005 and March 11, 2005.
PROPOSAL 1 — ELECTION OF DIRECTORS
      Unless instructed otherwise, the proxy holders will vote all proxies received by them for the eight nominees listed below. Each of the nominees has indicated his or her willingness to serve if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the board of directors. The term of each person elected as a director will continue until the next annual meeting of stockholders or until that person’s successor has been elected and qualified or until that person’s death, resignation or removal.
      Gregory L. Williams, a director since 2002, has informed the Company that he does not intend to stand for re-election to the Board. Accordingly, his name has not been placed in nomination for re-election. Consistent with the Company’s Bylaws, the size of the Board will be decreased from nine members to eight members, effective at the 2006 Annual Meeting.

Nominees:
      The board of directors recommends a vote FOR the nominees listed below (ages as of March 10, 2006):

		Director
Name	Age	Since

Dipanjan Deb	36	2000
Christine King	56	2001
S. Atiq Raza	56	2004
Paul C. Schorr, IV	38	2000
Colin L. Slade	51	2003
David Stanton	43	2000
William N. Starling, Jr.	52	2005
James A. Urry	52	2000
      Dipanjan Deb. Mr. Deb has been a director since December 2000. Mr. Deb is a founder and Managing Partner of Francisco Partners, a private equity firm, and has been a partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Deb was a principal with Texas Pacific Group, a private equity firm, from 1998 to 1999. Mr. Deb is also on the boards of Ultra Clean Holdings, Inc., MagnaChip Semiconductor, LLC, and SMART Modular Technologies, Inc. Mr. Deb is a designee of Francisco Partners.
      Christine King. Ms. King has been president, chief executive officer and a director since September 2001. From September 2000 to September 2001, Ms. King was a vice president of Semiconductor Products for IBM Microelectronics. From September 1998 to September 2000, Ms. King was vice president of the Networking Technology Business Unit for IBM. Ms. King serves on the board of Analog Devices, Inc., a semiconductor company.
      S. Atiq Raza. Mr. Raza has been a director since April 2004. Mr. Raza is chairman of the board and chief executive officer of Raza Microelectronics, Inc., a company that designs microprocessors since June 2002. In October 1999, Mr. Raza founded Foundries Holdings, Inc., a company that built and operated broadband networking and communications companies, and serves as its chief executive officer and a member of its board of directors. Mr. Raza was the president and chief operating officer of Advanced Micro Devices, a semiconductor company, from January 1996 to March 1999.
      Paul C. Schorr, IV. Mr. Schorr has been a director since December 2000. Mr. Schorr has been employed as a senior managing director by the Blackstone Group since September 2005. Previously, he was employed by Citigroup Venture Capital Equity Partners, a private equity firm, and its predecessor funds, since 1996, where he was a vice president until being named a managing director in January 2000 and a managing partner in December 2000. He serves on the board of directors of WorldSpan L.P. and MagnaChip Semiconductor, LLC. Mr. Schorr is a designee of Citigroup Venture Capital Equity Partners.
      Colin L. Slade. Mr. Slade has served on the board of directors since December 2003. Mr. Slade has served as chief financial officer for Tektronix, Inc., an electronics equipment company, since January 2000 and has been a senior vice president there since September 2001. Mr. Slade joined Tektronix, Inc. in June 1987.
      David Stanton. Mr. Stanton has been a director since December 2000. Mr. Stanton is a founder of Francisco Partners, a private equity firm, and has been its Managing Partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Stanton led the technology investing activities of Texas Pacific Group, a private equity fund, from 1994 until August 1999. Mr. Stanton serves as the chairman of the board of directors of GXS Corporation. Mr. Stanton is a designee of Francisco Partners.
      William N. Starling, Jr. Mr. Starling has been a director since April 2005. Mr. Starling has been chief executive officer and a managing member of Synecor, LLC since September 2000. He was the chairman of the board and a director of Cardiac Pathways Corporation from January 1996 until August 2001 and the acting chief executive officer of Interventional Rhythm Management from August 2003 until September 26, 2005.

      James A. Urry. Mr. Urry has been a director since December 2000. Mr. Urry is a Partner at Citigroup Venture Capital Equity Partners, a private equity firm, where he has been employed since 1989. Mr. Urry is also a director of Intersil Corporation. Mr. Urry is a designee of Citigroup Venture Capital Equity Partners.
      Ms. King is the only director who is also an employee of the Company. She does not participate in any meeting at which her compensation is evaluated or approved. All members of the Compensation, Audit and Nominating and Corporate Governance Committees are non-employee directors.
      There are no family relationships among any of our directors and executive officers. Some of our directors serve as directors pursuant to the terms of a shareholders agreement among certain of our shareholders, as described below under “Corporate Governance — Shareholders Agreement.”
      The board of directors recommends voting “FOR” the nominees to the board listed above.
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Although ratification of the selection of our independent registered public accounting firm by stockholders is not required by law, the Audit Committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
      Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to questions.
      The board of directors recommends that you vote FOR the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year.
Independent Registered Public Accounting Firm Fees
      The following table presents the fees billed for services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2005 and December 31, 2004:

	2005	2004

Audit Fees	$1,724,504	$1,481,921
Audit-Related Fees(1)	20,256	19,500
Tax Fees(2)	374,138	1,902,585
All Other Fees(3)	0	60,130

Total Fees	$2,118,898	$3,464,136

(1)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.” These services include audits of employee benefit plans and miscellaneous accounting and internal control related consultations. In 2005, these services also included accounting consultations relating to the tender offer for our senior subordinated notes and ongoing discussions involving a previous quality issue with one of our customers.

(2)	These are fees for professional services related to U.S. and international tax filings and tax planning and advice. In 2004 and 2005, the fees include professional services relating to tax planning and advice associated with our acquisition of substantially all of the assets and certain liabilities of Dspfactory Ltd.

and in 2005 also include professional services related to our acquisition of substantially all of the assets and certain liabilities of the semiconductor business of Flextronics International USA, Inc.

(3)	These are fees for other services that do not meet the above category descriptions. In 2004, these services included services relating to an import/customs compliance self-assessment.

      The Audit Committee has adopted a pre-approval policy and procedures for all audit, audit-related and permitted non-audit services performed by the independent registered public accounting firm. The Audit Committee has authorized Mr. Slade to approve non-audit services engagements relating to specific services to be performed by the independent registered public accounting firm, including for tax filings, tax planning, expatriate compliance, customs, and mergers and acquisitions that arise between scheduled committee meetings, up to a maximum dollar value in each instance. The Audit Committee reviews and approves each of these engagements at its next scheduled meeting and reviews and pre-approves any other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm.
CORPORATE GOVERNANCE
      We operate our business according to high standards of ethical conduct, integrity and accountability. We have implemented governance policies and practices, that we believe meet or exceed the standards defined in the applicable laws and regulations, including the rules adopted by the Securities and Exchange Commission and the Nasdaq Stock Market.
Shareholders’ Agreement
      We and certain of our stockholders, including Francisco Partners, CVC and Nippon Mining, are parties to an amended and restated shareholders’ agreement that covers matters of corporate governance, among other things. The shareholders’ agreement, as amended effective at the 2006 Annual Meeting, provides that our board of directors will consist of eight members, including three designees of Francisco Partners (one of whom shall be independent), three designees of CVC (one of whom shall be independent), our chief executive officer, and one independent director chosen by Francisco Partners, CVC and our chief executive officer voting as a group. Each of Francisco Partners and CVC has permitted one of the positions it has the right to designate to be filled by an independent director that it did not select. In addition, Francisco Partners, CVC and our chief executive officer have permitted the position they have the right to designate as a group to be filled by an independent director not selected by them.
      The rights of designation with respect to each of Francisco Partners and CVC will be reduced to one director when its respective beneficial ownership falls below 10 percent of the beneficial ownership of all stockholders party to the agreement and will expire when its respective beneficial ownership falls below five percent of the beneficial ownership of all stockholders party to the agreement. In addition, Francisco Partners and CVC together have the right to place their board designees on committees created by the board such that together these designees constitute a majority of each committee.
      The board of directors may not take certain significant actions without the approval of the board designees of each of Francisco Partners and CVC. These actions include: mergers, acquisitions or sales of assets; the declaration of dividends or other distributions; any liquidation, dissolution or bankruptcy; any incurrence or refinancing of indebtedness in excess of $10.0 million; issuances of securities; appointment, dismissal and compensation and benefits for our chief executive officer and chief financial officer; approval of our business plan, budget and strategy; amendments to the shareholders’ agreement and our certificate of incorporation and bylaws; and any increase or decrease in the number of directors that comprise the board of directors.
Code of Ethics
      We have adopted a worldwide Code of Ethics that is designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. The Code of Ethics applies to all directors and employees, including the chief executive officer, the chief financial officer, the corporate controller, and any other employee with any responsibility for the preparation and filing of documents with the SEC. If we waive or amend our Code of Ethics in a way that applies to our chief executive officer, chief financial officer, controller, other executive officer, or one of our directors, we will disclose the waiver or amendment on our website at www.amis.com/investor relations/corporate governance.html. A copy of the Code of Ethics is available on our website at www.amis.com/pdf/AMIS Code Of Ethics.pdf.
Independent Directors
      In determining the independence of our directors, the board of directors applies the criteria specified by applicable SEC laws and regulations and Nasdaq rules. Our board has determined that three of our directors, Mr. Slade, Mr. Raza, and Mr. Starling, are “independent” within the meaning of the applicable laws and regulations. We are a “controlled company” under applicable Nasdaq rules because more than 50% of our voting power is held by three of our stockholders as a group: Francisco Partners, CVC and Nippon Mining. For more information, see the discussion under “Shareholders Agreement” above. Our independent directors meet regularly in “executive sessions” at which only our independent directors are present. Our independent directors held four executive sessions in 2005.
Communicating With the Board of Directors
      Any security holder wishing to communicate with the board of directors may send a letter to the board of directors to the following address: AMIS Holdings, Inc. Board of Directors, Attn: Secretary, 2300 Buckskin Road, Pocatello, ID 83201.
      The secretary shall forward any and all correspondence so received to all members of the board of directors. If the correspondence indicates that the security holder wishes to communicate with only one or more specified directors, the secretary shall forward the correspondence to the specified director(s). Unsolicited advertisements or promotional material may not be forwarded, in the discretion of the secretary.
Annual Meeting Attendance
      The board of directors has adopted a policy that all members should attend each annual meeting of stockholders where practicable; all of our directors except for Mr. Stanton and Mr. Raza attended our 2005 annual stockholders meeting.
Directors’ Compensation
      Directors who are also our employees, or employees of CVC or Francisco Partners, do not receive any additional compensation for service on our board of directors. The following table shows the compensation set for our non-employee directors for the fiscal years ended December 31, 2005 and December 31, 2006:

Type of Compensation:	2005	2006

Option grant upon initial election or appointment to the Board	30,000 shares	30,000 shares
Annual Retainer	$32,000	$32,000
Additional Annual Retainer for Committee Chair	$8,000	$15,000
Annual Option Grant	13,000 shares	13,000 shares
Additional Annual Option Grant for Committee Chair	—	5,000
Payment Per In-person Board or Committee Meeting (in excess of 4)	$1,000	$1,000
Reimbursement for Expenses Attendant to Board Membership	Yes	Yes
      Mr. Schorr has waived any right to receive compensation for service on our board of directors. Therefore, Mr. Slade, Mr. Raza, and Mr. Starling are the only directors who receive compensation for their services as directors. The options granted to them vest as follows: 25 percent of the shares vest on the first anniversary of the grant date and the balance vests ratably over the next three years. All options were granted with exercise prices equal to the market value of our common stock on the date of the grant. Mr. Williams also received

$10,625 (at a rate of $5,000 per day) for time spent consulting with us on our business at the request of our chief executive officer in 2005.
Board of Directors Meetings and Committees
      The board of directors met nine times in fiscal 2005. Mr. Deb and Mr. Stanton attended fewer than 75 percent of the meetings of the board and any committees of which such director was a member held during 2005.
      The board of directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the board of directors. You can access our current committee charters, Corporate Governance Guidelines and Code of Ethics in the “Investor Relations — Corporate Governance” section of www.amis.com or by writing to: Investor Relations Manager, AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, ID 83201. The Audit Committee charter is also attached to this Proxy Statement as Appendix 1.
      The following table shows our current committee members:

Nominating &
Corporate
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Non-Employee Directors:
Dipanjan Deb		X	X
S. Atiq Raza	X		X
Paul C. Schorr, IV			X *
Colin L. Slade	X *
David Stanton
James A. Urry		X *
William N Starling, Jr.	X	X
Employee Directors
Christine King

“X”	indicates committee member

“*”	indicates committee chair
      Audit Committee. The Audit Committee’s primary functions are to:

•	Oversee the integrity of our financial statements;

•	review the independent registered public accounting firm’s qualifications, independence and performance;

•	review performance of the internal audit function; and

•	assure compliance with legal and regulatory requirements.
      The Audit Committee has exclusive authority to retain or terminate our independent registered public accounting firm and to approve all engagement fees and terms, including permitted non-audit engagements, with our independent registered public accounting firm.
      The current members of our Audit Committee are Mr. Slade, Mr. Raza and Mr. Starling. Mr. Starling joined the Audit Committee on April 11, 2005. Prior to this date, David Rickey was a member of the board of directors and the Audit Committee. Mr. Slade is the chairman of the Audit Committee. The board of directors has determined that Mr. Slade is an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The board has also determined that Mr. Slade, Mr. Raza and Mr. Starling are independent directors under the applicable rules of the Nasdaq Stock Market, applicable

Securities and Exchange Commission laws and regulations and our corporate governance principles. Mr. Raza and Mr. Starling are each able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. None of the members of the Audit Committee serve on the audit committee of any other public company. The Audit Committee met thirteen times during 2005.
      Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee. In addition, our internal audit function reports its status and findings directly to the Audit Committee.
      The Audit Committee works closely with management as well as our independent registered public accounting firm in fulfilling its responsibilities for general oversight of the integrity of our financial statements. Among other things, the Audit Committee is responsible to engage, appoint, evaluate, replace, and determine the compensation of the independent registered public accounting firm.
      Compensation Committee. During 2005 and until May 17, 2006, the members of the Compensation Committee are Mr. Urry, Mr. Deb and Mr. Williams. Effective on May 17, 2006, the current members of the Compensation Committee will be Mr. Urry, Mr. Deb and Mr. Starling. The board of directors has determined that Mr. Starling is independent under the applicable rules of the Nasdaq Stock Market, applicable Securities and Exchange Commission laws and regulations and our corporate governance principles; Mr. Urry and Mr. Deb are not independent, as permitted by the Nasdaq Stock Market’s rules applicable to “controlled companies.” The Compensation Committee held ten meetings during fiscal 2005. The Compensation Committee oversees the Company’s compensation and benefits policies generally, including the issuance of stock options; evaluating senior executive performance and reviewing the Company’s management succession plan; and overseeing and setting and/or recommending to the board of directors the compensation for the Company’s senior executives. The Report of the Compensation Committee on Executive Compensation is contained in this proxy statement.
      Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee are our employees. During fiscal year 2005, no member of our Compensation Committee (1) served as a member of the compensation committee of another entity that had an executive officer serving on our Compensation Committee, (2) served as a director of another entity that had an executive officer serving on our Compensation Committee, or (3) served as a member of the compensation committee of another entity that had an executive officer serving as a director of our Company.
      Nominating and Corporate Governance Committee. During 2005 and currently, the members of the Nominating and Corporate Governance Committee are Mr. Williams , Mr. Schorr and Mr. Deb. Effective on May 17, 2006, the members of the Nominating and Corporate Governance Committee Committee will be Mr. Schorr, Mr. Raza and Mr. Deb. The board has also determined that Mr. Raza is an independent director under the applicable rules of the Nasdaq Stock Market, applicable Securities and Exchange Commission laws and regulations and our corporate governance principles. Neither Mr. Schorr nor Mr. Deb are independent, as permitted by the Nasdaq Stock Market’s rules applicable to “controlled companies.” The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become directors, recommend persons to be nominated by the board of directors for election as directors at the annual meeting of stockholders, develop and recommend a set of corporate governance principles, and oversee the evaluation of the board of directors and management. The Nominating and Corporate Governance Committee met once during 2005.
      The Nominating and Corporate Governance Committee will consider candidates for nomination to the board of directors recommended by stockholders. To be considered, recommendations must be received by the committee, with a biographical summary, at the following address: AMIS Holdings, Inc., Attn: Secretary, 2300 Buckskin Road, Pocatello, ID 83201. All recommendations received will be retained for a period of six months after receipt.
      The Nominating and Corporate Governance Committee believes that appropriate candidates for the board of directors should possess an understanding of the semiconductor industry, a strong financial background, an understanding of the current corporate governance environment, and a dedication to excellence. In addition, other factors may be relevant depending on the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. No single factor is determinative and the committee has not specified any minimum qualifications that the committee believes must be met by a particular nominee.
      The process used by the Nominating and Corporate Governance Committee to identify and evaluate nominees for director is as follows: candidates can be identified through various sources, including recommendations from other directors, officers, stockholders, industry experts and third-party search firms. Detailed resumes may be evaluated by members of management, members of the committee, other members of the board or a third-party search firm. Generally, a third-party search firm interviews multiple candidates. From this review, a small number of candidates are interviewed by members of management and by one or more members of the committee or other members of the board of directors. A nominee is then selected by the committee. The same process is followed regardless of who recommended the candidate.
      In 2005, we engaged and paid a fee to a third-party search firm to identify and perform reference checks on potential candidates.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
      The committee reviewed and discussed with members of the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm the firm’s independence.
      The committee discussed with the Company’s internal auditor and members of the independent registered public accounting firm the overall scope and plans for their respective audits. The committee meets with the internal auditor and members of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee,
Colin L. Slade, chairman
S. Atiq Raza
William N. Starling, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Shareholders’ Agreement
      We are party to a shareholders’ agreement with Francisco Partners, CVC and Nippon Mining, each of which beneficially owns more than 5% of our outstanding common stock, and certain other stockholders. This agreement originated at the time Francisco Partners and CVC invested in our Company and was amended and restated at the time of our initial public offering in 2003. The agreement covers matters of corporate governance, restrictions on transfer of our securities, tag-along rights, rights to compel a sale of securities, registration rights and information rights. For a description of the corporate governance provisions in this agreement, see “Corporate Governance — Shareholders Agreement” above.
Advisory Agreements
      We are party to advisory agreements with each of Francisco Partners and CVC pursuant to which each may provide financial advisory and consulting services to us. For 2004 and 2005, we paid no fees and recorded no expenses related to these agreements. For 2003, we recorded expenses totaling $1.5 million related to these agreements. Each advisory agreement was amended at the time of our initial public offering in 2003 and annual advisory fees payable under these agreements ceased. We paid our advisors an aggregate one-time fee of $8.5 million at the time of the amendment for investment banking and financial advisory services. We may in the future engage the advisory services of Francisco Partners and CVC under these agreements but Francisco Partners and CVC are not required to provide such services and there are no future annual advisory fees contemplated by these agreements.
      Each advisory agreement has an initial term of ten years, ending on December 20, 2010 and will automatically extend on a year-to-year basis thereafter unless it is terminated by Francisco Partners, CVC or us upon written notice 90 days prior to the expiration of the initial term or any extension. Each advisory agreement includes customary indemnification provisions in favor of each of CVC and Francisco Partners.
Other Transactions
      We are a “primary responsible party” to an environmental remediation and cleanup at our former corporate headquarters in Santa Clara, California. Costs incurred include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. We believe that the annual cost of operating the groundwater treatment system will be immaterial to our financial statements in 2006. Nippon Mining and its subsidiary agreed to indemnify us for any obligation relating to this environmental issue at the time of our recapitalization in 2000.
      In September 2004, AMI Semiconductor, Inc., our wholly-owned subsidiary, signed a memorandum of understanding with Synecor, LLC, of which Mr. Starling is chief executive officer and a managing member. In the memorandum of understanding, AMI Semiconductor and Synecor agreed that they intend to enter into a strategic business relationship whereby AMI Semiconductor would be the exclusive supplier to Synecor and its affiliates of digital and mixed signal application specific integrated circuits (“ASICs”) for use in medical products. The parties contemplate entering into definitive agreements specifying the details of this relationship but have not yet done so. AMI Semiconductor is currently in the development phase of two devices for Interventional Rhythm Management (“IRM”), an affiliate of Synecor. In 2005, IRM paid AMI Semiconductor $421,921 in non-recurring engineering charges associated with the development of those devices. Mr. Starling was the chief executive officer of IRM until September 26, 2005 and serves as the chairman of its board of directors. He also owns approximately 8% of IRM’s stock.
      In 2004 and 2005, AMI Semiconductor manufactured integrated circuits for Intersil Corporation on a foundry services basis. Intersil paid AMI Semiconductor $10,615,822 in 2004 and $5,889,841 in 2005 for the integrated circuits. Mr. Williams was the chairman of Intersil’s board of directors until May 2005. Mr. Urry is a member of Intersil’s board of directors.

INFORMATION ABOUT EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2005, 2004 and 2003 by our chief executive officer and the four other most highly compensated officers, based on salary and bonus earned in 2005.
Summary Compensation Table

					Long-Term
					Compensation

	Annual Compensation				Number of
					Shares
			Other Annual		Underlying	All other		Total
	Salary	Bonus	Compensation		Options	Compensation(1)		Compensation(2)

Christine King
President and Chief Executive Officer
2005	$521,151	—	$—	(3)	300,000	$7,521	(4)	$528,672
2004	484,614	$500,000	—	(3)	282,933	76,551	(5)	1,061,165
2003	415,433	579,000	—	(3)	232,933	6,000		1,000,433
Walter Mattheus(6)
Chief Operating Officer
2005	422,363	—	12,441	(7)	—	76,476	(8)	511,280
2004	417,581	203,938	12,357	(7)	—	71,419	(9)	705,295
2003	399,402	219,642	11,251	(7)	—	179,589	(10)	809,884
David Henry(11)
Senior Vice
President and Chief Financial Officer
2005	249,999	—	—		50,000	47,429	(12)	297,428
2004	168,266	100,000	—		150,000	155,445	(13)	423,711
2003	—	—	—		—	—		—
Jon Stoner
Senior Vice President and Chief Technology Officer
2005	207,306	—	—		40,000	46,755	(14)	254,061
2004	198,456	88,000	—		50,000	48,682	(15)	335,138
2003	193,536	110,437	—		—	5,806		309,779
Charlie Lesko(16)
Senior Vice President Sales and Marketing
2005	270,001	—	115,307	(17)	40,000	6,521	(18)	391,829
2004	270,005	64,800	77,618	(19)	50,000	16,474	(20)	428,897
2003	176,996	62,775	31,001	(21)	116,666	78,253	(22)	349,025

(1)	Unless otherwise specified, consists of amounts paid by us in matching 401(k) contributions.

(2)	Consists of the sum of the amounts stated in the other columns in the table excluding the value of any compensation excluded from such other columns and excluding the value of any shares underlying options.

(3)	In 2003, 2004 and 2005, the Company permitted Ms. King to make limited personal use of a private airplane chartered by the company.

(4)	Consists of $6,300 paid by us in matching 401(k) contributions, $221 in premiums for group term life insurance in excess of $50,000 and $1,000 for reimbursement of supplemental health care insurance premiums.

(5)	Consists of payment of relocation expenses of $52,347 relating to the relocation of her household goods to Pocatello, Idaho, $6,150 paid by us in matching 401(k) contributions, $129 in premiums for group term life insurance in excess of $50,000, and $17,925 paid for accrued flexible time off as of December 31, 2004 resulting from a change in our flexible time off policy.

(6)	Some amounts paid to Mr. Mattheus were paid in euros. All such amounts have been converted to U.S. dollars.

(7)	Consists of a representative allowance. Mr. Mattheus also received perquisites consisting of a meal allowance, the use of company-provided automobiles in both Belgium and Pocatello, Idaho, and fuel.

(8)	Consists of premiums for coverage under a group life and disability insurance policy.

(9)	Consists of a cost reduction bonus of $10,430 and premiums of $60,989 for coverage under a group life and disability insurance policy.

(10)	Consists of $150,824 paid as a retention bonus in connection with our acquisition of the mixed signal business of Alcatel Microelectronics in June 2002 and company paid premiums of $28,765 for coverage under a group life and disability insurance policy. One half of the retention bonus was paid in January 2003, after Mr. Mattheus had been employed by us for six months, and one half was paid in June 2003, after he had been employed by us for one year.

(11)	Mr. Henry joined us in April 2004.

(12)	Consists of $545 relating to relocation of his household goods to Pocatello, Idaho, a bonus of $40,363 for his work in completing our acquisition of substantially all of the assets of the semiconductor business of Flextronics, $221 in premiums for group term life insurance in excess of $50,000 and $6,300 paid by us in matching 401(k) contributions.

(13)	Consists of a relocation bonus of $81,384 relating to his relocation to our headquarters in Pocatello, Idaho, $42,387 relating to the relocation of his household goods to Pocatello, Idaho, $13,658 relating to his use of a company-leased apartment during the period of his relocation, $14,281 for miscellaneous expenses relating to his relocation, $129 in premiums for group term life insurance in excess of $50,000, and $3,606 paid by us in matching 401(k) contributions.

(14)	Consists of $6,219 paid by us in matching 401(k) contributions, $173 in premiums for group term life insurance in excess of $50,000 and a bonus of $40,363 for his work in completing our acquisition of substantially all of the assets of the semiconductor business of Flextronics.

(15)	Consists of $6,150 paid by us in matching 401(k) contributions, a bonus of $20,182 for his work in completing our acquisition of substantially all of the assets of Dspfactory Ltd, $97 in premiums for group term life insurance in excess of $50,000, and $22,253 paid for accrued flexible time off as of December 31, 2004 resulting from a change in our flexible time off policy.

(16)	Mr. Lesko joined us in May 2003.

(17)	Represents a sales incentive bonus of $115,307.

(18)	Consists of $6,300 paid by us in matching 401(k) contributions and $221 in premiums for group term life insurance in excess of $50,000.

(19)	Represents a sales incentive bonus of $77,618.

(20)	Consists of $6,150 paid by us in matching 401(k) contributions, $129 in premiums for group term life insurance in excess of $50,000 and $10,195 paid for accrued flexible time off as of December 31, 2004 resulting from a change in our flexible time off policy.

(21)	Represents a sales incentive bonus of $31,001.

(22)	Consists of a relocation bonus of $73,253 and $6,000 paid by us in matching 401(k) contributions.
Option Grants During Year Ended December 31, 2005
      Options to purchase 3,007,400 shares of common stock were granted in 2005. The following table sets forth certain information for the year ended December 31, 2005 with respect to grants of stock options to each of our named executive officers. All options granted in 2005 were granted under our Amended and Restated

2000 Equity Incentive Plan. All of these options are for common stock. The options granted prior to August 1, 2005, have a term of 10 years. All options granted on or after August 1, 2005, have a term of seven years. All options granted to named executive officers vest according to the following schedule: 25 percent of the shares vest on the first anniversary of the grant date and the balance vests monthly over the next three years.
      In December 2005 the Company announced that the board of directors had accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to employees and officers that have exercise prices per share of $13.00 or higher. As a result, options to purchase approximately 1.9 million shares of AMIS stock became exercisable immediately. The board of directors, acting upon the recommendation of the Compensation Committee, took this action in order to reduce future compensation expense required by new accounting regulations effective for the first quarter of 2006. In order to prevent unintended personal benefits to executive officers, restrictions were imposed that will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the officer’s termination of employment. No options held by members of the Board of Directors were affected by the acceleration.

	Individual Grants
					Potential Realizable Value at
	Number of	Percentage	Exercise		Assumed Annual Rates of
	Common	of Total	Price Per		Stock Price Appreciation
	Stock	Options	Common		For Option Term(2)
	Options	Granted in	Stock	Expiration
Name	Granted	2005	Option(1)	Date	0%	5%	10%

Christine King	300,000	10.0%	$11.86	8/1/2012	$—	$1,448,463	$3,375,535
Walter Mattheus	—	—	—	—	—	—	—
David Henry	50,000	1.7%	11.86	8/1/2012	—	241,411	562,589
Jon Stoner	40,000	1.3%	11.86	8/1/2012	—	193,128	450,071
Charlie Lesko	40,000	1.3%	11.86	8/1/2012	—	193,128	450,071

(1)	Exercise prices equal the market value of our common stock on the date of grant.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.
Aggregated Option Exercises in 2005 and Year-End Values
      The following table sets forth certain information regarding exercised stock options during the year ended December 31, 2005 and unexercised options held as of December 31, 2005 by each of the executive officers named in the Summary Compensation Table. The value realized is based on the reassessed fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options is based on the market value of a share of common stock, $10.65 per share, the closing price on December 31, 2005.

			Number of Common Stock			Value of Unexercised
	Common		Options Unexercised			In-the-Money Options
	Stock		at Year-End			at Year-End
	Acquired	Value
Name	on Exercise	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

Christine King	660,000	$7,292,337	1,000,085	(1)	353,380	$4,779,242	$526,861
Walter Mattheus	25,000	385,250	37,600		12,500	371,112	123,375
David Henry	—	—	150,000	(2)	50,000	—	—
Jon Stoner	13,000	149,830	136,304	(3)	40,694	851,826	6,854
Charlie Lesko	—	—	100,347	(4)	81,319	496,925	407,818

(1)	Includes 308,213 options that were subject to accelerated vesting as of December 7, 2005.

(2)	Includes 90,625 options that were subject to accelerated vesting as of December 7, 2005.

(3)	Includes 34,375 options that were subject to accelerated vesting as of December 7, 2005.

(4)	Includes 34,375 options that were subject to accelerated vesting as of December 7, 2005.
Shares Authorized for Issuance under Equity Compensation Plans
      The following table sets forth the total shares of our common stock that may be received by option holders upon the exercise of options outstanding as of December 31, 2005, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the stock options currently outstanding. Our only equity compensation plans are our Amended and Restated 2000 Equity Incentive Plan and our Amended and Restated Employee Stock Purchase Plan, which have been approved by our stockholders. The Amended and Restated Employee Stock Purchase Plan was amended by the Compensation Committee in February 2005 to eliminate the “look back” provision, whereby the purchase price for shares under the program was set based on the lower of the price of the Company’s common stock at the commencement of the offering period or the price on the purchase date for the offering period, and to reduce the purchase price discount from 15% to 10%.

Number of Shares
Remaining Available
	Shares to be Issued	Weighted Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity Compensation Plans Approved by Stockholders	7,520,630	$10.40	2,853,127	(1)
Equity Compensation Plans Not Approved by Stockholders	—	—	—

(1)	Consists of 971,491 shares available under our Amended and Restated 2000 Equity Incentive Plan and 1,881,636 shares available under our Amended and Restated Employee Stock Purchase Plan, as amended. The number of shares reserved for issuance under our Amended and Restated 2000 Equity Incentive Plan will increase each year beginning in 2005 through 2010 by an amount equal to the lesser of (i) 1,829,300 shares, (ii) 2.5 percent of our outstanding shares or (iii) an amount approved by the board of directors. The amount stated above excludes 1,829,300 shares added to the Amended and Restated 2000 Equity Incentive Plan on January 1, 2006. Shares reserved for issuance under our 2000 Equity Incentive Plan may be issued as stock options, stock awards, restricted stock awards, restricted stock units, rights to purchase stock, warrants, or stock appreciation rights.
Employment Agreements
      Christine King joined us on September 10, 2001 as chief executive officer, president and as a member of the board of directors. We entered into an employment agreement with Ms. King in order to induce her to leave her position at IBM and join our Company. The agreement was amended and restated in September 2003. Pursuant to her employment agreement, Ms. King initially was granted options to purchase an amount of shares equal to 2.5% of our common stock as of September 10, 2001 (or 1,164,667 shares of common stock). We also we agreed to grant her options to purchase .5% our common stock calculated as of that same date on or about each of the first three anniversaries of that date with exercise prices equal to the fair market value of the common stock on the applicable grant date. All options granted under the agreement become vested as follows: 25 percent on the first anniversary of the date of grant and 2.08 percent each month thereafter. Her options become fully vested in the event of a change of control. The term of this employment agreement was set to extend to December 31, 2005 with early termination or extension possible under certain circumstances. Under this agreement, upon termination of Ms. King’s employment by us without cause, Ms. King is entitled to full acceleration of all unvested options and a severance payment of one year’s base salary plus up to $4.2 million less any value realized on options held by Ms. King. In addition, we granted to Ms. King a security interest in $4,200,000 of cash less any value realized on options held by Ms. King to secure our duties and obligations associated with this employment agreement. As of May 16, 2005, Ms. King had released her security interest in this amount.
      On July 26, 2005 we entered into a new employment agreement with Ms. King that supersedes her previous employment agreement. The new employment agreement will expire on December 31, 2008. Under the new agreement, Ms. King’s annual salary was increased to $550,000 on August 1, 2005, with any future increases at the discretion of the board of directors. In addition, the agreement provides that Ms. King will be eligible for an annual bonus at a target rate of 100% of her annual base salary on the attainment of annual performance goals to be approved by the board of directors. In addition to standard employee benefits generally available to the Company’s employees, Ms. King will also receive supplemental health care insurance during the term of the new employment agreement and reimbursement of reasonable travel, entertainment and other business expenses in accordance with Company policies.
      Under the new agreement, we granted Ms. King an option to purchase 300,000 shares of the Company’s common stock in 2005 at an exercise price equal to the fair market value of a share of the common stock on the grant date. The options have a seven-year term and will vest and become exercisable with respect to 1/4 of the shares on the first anniversary of the grant date and with respect to 1/48 of the shares each month after that date, with vesting accelerating fully in the event of a change in control. Ms. King will be eligible to receive additional options at the discretion of the board of directors based on her performance and market competitiveness.
      The new agreement also provides that if Ms. King’s employment is terminated by the Company, Ms. King will receive the following severance benefits: a lump sum payment in cash equal to the value of her earned but unpaid annual base salary and other vested but unpaid cash entitlements through the termination date; and any other vested benefits earned through the termination date under any employee benefit plan or arrangement maintained by the Company. If the termination occurs during the term of the new employment agreement other than for cause or by reason of her death or disability and not in connection with a change in control of the Company, Ms. King will also receive a cash payment in an amount equal to the sum of two times her then-current annual base salary and two times her then-current target bonus, to be paid in twelve equal monthly installments. If Ms. King’s employment terminates within two years after a change in control of the Company other than for cause or by reason of her death or disability, Ms. King will receive a lump sum cash payment in an amount equal to the sum of three times her then-current annual base salary and three times her then-current target bonus. In either case, as long as such termination is not for cause, all of Ms. King’s then-outstanding stock options will accelerate and become fully vested and exercisable and remain exercisable for twelve months following the date her employment terminates.
      Under the new employment agreement, Ms. King is also subject to standard nondisclosure, nonsolicitation, noncompete and nondisparagement restrictions.
      Walter Mattheus joined us as chief operating officer in June 2002, following our acquisition of the mixed-signal business of Alcatel Microelectronics. Mr. Mattheus’ employment agreement provides for an annual salary of € 337,500 (or $405,000, assuming an exchange rate of € 1 to $1.20) with a target bonus opportunity equal to 50 percent of his annual salary. Mr. Mattheus received a retention bonus of $150,824 pursuant to this agreement. We also granted options to purchase 100,000 shares of our common stock to Mr. Mattheus under our 2000 Equity Incentive Plan. Mr. Mattheus’ employment agreement may be terminated by either us or Mr. Mattheus in accordance with Belgian law. In the event that we terminate the employment agreement, subject to certain exceptions, Mr. Mattheus will be entitled to (i) a payment equal to approximately three times his annual compensation, which includes for this purpose his base salary, additional amounts paid to Mr. Mattheus during the preceding 12 months and the value of certain benefits provided to Mr. Mattheus, and (ii) an additional payment equal to one-twelfth of the annual compensation described in the preceding clause (i) for each full year of employment. Mr. Mattheus participates in a defined benefit plan in Belgium which provides retirement benefits on the basis of a formula based on several factors, including the three highest annual salaries earned by him during his employment with us. In addition, under his employment agreement, Mr. Mattheus receives a yearly fixed sum of €  9,996 as a representation allowance, is entitled to a

Company-provided automobile, and participates in a general group insurance plan with premiums paid by the company.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Compensation Committee oversees the Company’s compensation and benefits policies generally, including the issuance of stock options; evaluating senior executive performance and reviewing the Company’s management succession plan; and overseeing and recommending to the full board of directors and/or setting compensation for the Company’s senior executives.
                  Executive Compensation Philosophy:
      The board of directors and the Compensation Committee believe that the Company’s executive compensation program should be closely tied to the Company’s short- and long-term performance. The board of directors and the Compensation Committee seek to align executive compensation with Company objectives and strategies, management programs and business financial performance in order to enhance shareholder value. The Company has developed a total compensation strategy that ties a significant portion of executive compensation (including for the chief executive officer) to the Company’s financial performance. The Company intends to provide, based on corporate performance and individual executive performance, a competitive total compensation opportunity through the appropriate mix of base salary, incentive pay, equity, and a comprehensive benefits program. In determining an individual executive’s compensation, the board of directors and the committee also takes into account individual experience, job responsibilities and individual performance. The primary objectives of the executive compensation program are to:

•	attract and retain talented and effective executives;

•	foster a commitment to meeting stockholder expectations;

•	align executive performance with the Company’s strategic and operational goals; and

•	motivate executives to achieve long-term business strategies while achieving near-term financial targets.
      The committee generally believes that employment contracts are appropriate only for the chief executive officer and other executives in circumstances where such contracts are required or are customary in the jurisdiction in which the executive is located. As a result, the Company has employment agreements with the chief executive officer and with the chief operating officer, who resides in Belgium. The committee recently determined that it would be in the best interests of the Company and the stockholders if the Company were to enter into change of control severance agreements with the remaining executive officers and certain other senior executives to ensure that, in the event of a change of control of the Company, these key contributors are retained.

Components of Executive Compensation Program:
      The Company’s executive compensation program for our chief executive officer and other named executive officers consists of base salary, an annual incentive plan and long-term incentive compensation in the form of stock options. In addition, some of the executive officers receive limited personal benefits. Commencing in 2006, the committee began reviewing tally sheets that list the value of each component of compensation and of total compensation for the named executive officers. Prior to 2006, the committee reviewed these components but did not use tally sheets. In evaluating and recommending to the board of directors the compensation for each of the Company’s named executive officers, other than the chief executive officer, the committee receives and considers the chief executive officer’s assessment of the executive’s performance and accomplishments and the chief executive officer’s recommendation for each executive’s compensation. In evaluating and recommending the compensation for the chief executive officer, the committee considers the chief executive officer’s assessment of her own performance and accomplishments as well as assessments from other members of the board of directors. The Committee also considers and evaluates other factors, such as the Company’s financial performance and the executive officer’s other accomplishments, and industry and economic conditions. The review also includes a survey of compensation and changes in compensation for similar positions in comparable companies in our industry. The Committee then meets in executive session to set the recommended level of each compensation component and the total compensation for each executive officer, including the chief executive officer. The Committee then reviews a summary of the data and its detailed recommendations with the full board of directors, which determines and sets the level of each compensation component and the total compensation for each named executive officer, including the chief executive officer. In 2005, the committee also engaged an independent compensation consultant to provide an evaluation of current executive compensation, including base salary and incentive programs, to review the Company’s equity programs and to make recommendations.
      Base Salaries: Generally, base salaries for executive officers, including the chief executive officer, are set near the levels believed by the committee and the board of directors to be sufficient to attract and retain qualified executives and take into account the executives’ experience, job responsibilities and performance. Ms. King, our chief executive officer, has had an employment agreement since she was hired in 2001. In July 2005, Ms. King’s existing employment agreement was replaced by a new employment agreement, which increased her base salary, among other things. Base salary adjustments are generally provided to executive officers, including our chief executive officer, based upon an evaluation of each executive’s performance, as well as the performance of the Company as a whole. The committee reviews detailed data from an independent compensation consultant, which includes a number of sources and surveys, including a survey of the base salaries of executive officers in other companies within the electronics industry with whom we believe we compete for qualified employees. This list is compiled with input from management, the committee, the board of directors and the independent consultant. In addition, the Committee considers the success of the executive officers, including our chief executive officer, in developing and executing the Company’s strategic plans, developing management employees and demonstrating leadership competencies. Based on its review of these factors, the committee makes a recommendation to the board of directors, which determines and sets the base salary level for each named executive officer, including the chief executive officer. In 2005, the committee recommended and the board of directors approved base salary increases for the chief executive officer and the chief technical officer
      Annual Incentive Plan: The Company maintains a Key Management Incentive Plan (KMIP), which is administered by the committee, pursuant to which executives are eligible for potential bonuses based upon their ability to achieve pre-determined financial objectives. The financial objectives are determined by the committee and/or the board of directors and are based upon the Company’s annual financial plan. If minimum financial targets are not achieved, no bonus is paid under the plan. At its discretion, the committee or the board may eliminate, reduce or increase the incentive compensation to be paid pursuant to the Plan.
      For fiscal year 2005, the committee established potential cash incentive payments under KMIP for the Company’s executives ranging from approximately 40 percent to 150 percent of base salaries. For fiscal year 2005, the key financial objective was based on the Company’s operating income. Neither Ms. King nor any other executives received any bonus for 2005 based on the Company’s failure to achieve financial goals under the KMIP plan. For Mr. Lesko, the committee also considers his performance under the Company’s sales incentive plan, which makes up one-half of his incentive compensation. For fiscal year 2005, Mr. Lesko received an annual bonus of received $115,307 based on his achievement of certain sales goals under the sales incentive plan.
      Discretionary Bonuses: In addition, the committee and/or the board of directors may grant certain discretionary incentive bonuses based on an individual executive’s performance on certain projects or initiatives that are beneficial to the Company. For fiscal year 2005, the board awarded discretionary bonuses to Mr. Stoner and Mr. Henry, each in the amount of $40,363, for their work on completing the acquisition of substantially all of the assets of the semiconductor business of Flextronics International USA, Inc.
      Stock Options: The Company’s stock option program is intended as a long-term incentive plan for executives, managers and other employees within the Company. Option grants are designed to align the interests of officers and employees with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company. Our Amended and Restated 2000 Equity Incentive Plan authorizes for the award of incentive stock options to selected employees and the award of nonqualified stock options, restricted stock, stock appreciation rights, bonus rights, and other incentive grants to selected employees, independent contractors and consultants.
      A substantial component of executive compensation is equity-based. The executive officers’ and stockholders’ interests can be more closely aligned by creating a strong and direct link between compensation and stockholder value. The committee believes that equity-based compensation properly balances the rewards for long-term and short-term results. Ms. King received a stock option grant of 300,000 shares in 2005 pursuant to the terms of her new employment agreement. The new agreement provides that after 2005, the board will consider grants of equity on an annual basis and will make decisions with respect thereto in the sole discretion of the board with consideration for her performance and market competitiveness. Other executive officers receive equity compensation awards at the committee’s and/or the board’s discretion.
      In December 2005 the Company announced that the board of directors had accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to employees and officers that have exercise prices per share of $13.00 or higher. As a result, options to purchase approximately 1.9 million shares of AMIS stock became exercisable immediately. The board of directors, acting upon the recommendation of the Compensation Committee, took this action in order to reduce future compensation expense required by new accounting regulations effective for the first quarter of 2006. In order to prevent unintended personal benefits to executive officers, restrictions were imposed that will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the officer’s termination of employment. No options held by members of the Board of Directors were affected by the acceleration.
      The Compensation Committee has evaluated all elements of executive compensation, the value of each element and the total value for each executive officer and the chief executive officer and determined that the amounts were reasonable.

Compliance with Internal Revenue Code Section 162(m):
      Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to the Company’s chief executive officer and four other highest compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, except cash bonus awards, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s plans will be treated as qualified performance-based compensation under Section l62(m). In addition, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the committee believes such payments are appropriate and in the best interests of the company and our stockholders, after taking into consideration changing business conditions and the performance of its employees. For fiscal year 2005, all compensation paid to the Company’s executive officers was deductible.

Compensation Committee,

James A. Urry, Chairman
Dipanjan Deb
Gregory Williams

STOCK PERFORMANCE GRAPH
      The following graph compares the change in the total stockholder return on our common stock against the Nasdaq National Market Composite Index, the Philadelphia Stock Exchange Semiconductor Index, and a peer group of companies compiled with input from management, the compensation committee, the board of directors and our independent compensation consultant, from September 24, 2003, the first day our stock was traded on the Nasdaq Stock Market, to December 30, 2005, the last trading day in our fiscal year ended December 31, 2005. The total return to stockholders is measured by dividing (1) the per-share price change for the period by (2) the share price at the beginning of the period. The graph assumes that investments of $100 were made on September 24, 2003 in our common stock and in each of the indexes.
OTHER MATTERS
      Our board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy card, or in the instructions for authorizing the voting of your shares over the Internet or by telephone, to vote, or otherwise act, in accordance with their judgment on such matters.
ANNUAL REPORT ON FORM 10-K
      We will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of shares of our common stock, a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for our most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of Investor Relations at our principal executive offices at 2300 Buckskin Road, Pocatello, ID 83201.

By order of the board of directors,

/s/ Darlene E. Gerry
Darlene E. Gerry
Secretary
April 27, 2006

AMIS Holdings, Inc.
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2006
2:00 p.m.
Grand America Hotel
555 South Main Street
Salt Lake City, Utah 84111

AMIS Holdings, Inc. 2300 Buckskin Road Pocatello, Idaho 83201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2006.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Darlene Gerry and Terri Timberman, (the “Named Proxies”) and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournments.
The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement for the May 17, 2006 Annual Meeting. If you plan to attend the annual stockholder meeting on May 17, 2006, please check the box on the reverse side of card.
See reverse for voting instructions.

     COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 16, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/amis/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 16, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMIS HOLDINGS, INC., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election	01 Dipanjan Deb	04 Paul C. Schorr IV	07 William N. Starling, Jr.	☐	Vote FOR	☐	Vote WITHHELD
	of directors:	02 Christine King	05 Colin L. Slade	08 James A. Urry		all nominees		from all nominees
		03 S. Atiq Raza	06 David Stanton			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm:	☐	For	☐	Against	☐	Abstain

☐	Yes, I plan to attend the annual stockholder meeting to be held at 2:00 p.m. on May 17, 2006 at the Grand America Hotel, 555 South Main Street, Salt Lake City, Utah.
In their discretion the Named Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box      ☐     Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.